Exhibit 4.73

English Translation

FORM OF SALES CONTRACT

Contract No.
Execution Place: Jiangning District, Nanjing
Execution Date: November 9, 2007

Seller: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)	Buyer: CEEG (Shanghai) Solar Science and Technology Co., Ltd.
Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 4H, Hongqiao Business Mansion, No. 2272, Hongqiao Road, Shanghai
Postal Code: 211100	Postal Code:
Legal representative: Tingxiu Lu	Legal representative: Zhifang Cai
Proxy:	Proxy: Qiang Tao
Tel: 025-52766715	Tel: 021-57850711
Fax: 025-52766767	Fax: 021-57850700

Through friendly consultation, the Buyer and the Seller enter into and abide by this agreement on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Product

2. Term and Time of Payment

3.1

Merchant Bank, Jiangning Sub-Branch: 078002380175610001.

3. Packing and Transit

The products shall be packed in carton, and the packaging shall meet the requirement of long distance road transportation.

4. Term of Delivery and Destination

4.1 Destination: the Seller’s location

4.2 Should the Buyer ask the Seller to make delivery on its behalf, the Buyer shall remit the freight and premium of insurance to the bank account designated by the Seller. The risk of transportation shall be covered by the Buyer

4.3                                                                                  -

4.4 The Seller shall deliver all the products within seven days after receipt of 100% of payment.

4.5 The Seller shall provide value-added tax invoice to the Buyer within 15 days after delivery of goods.

5. Quantity and Quality Standard and Inspection

Refers to detailed product specifications of CEEG (Nanjing) PV-Tech Co., Ltd., excluding clause 5.4 delivery and transportation

6. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations to the third party.

7. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

8. Force Majeure

If any party is unable to perform its contractual liabilities due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

9. Integrity Assurance

It shall be viewed as damage to Seller’s interest if the Buyer and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to the Seller as well as its staff or the Buyer and its staff enter into, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the Seller or any third party introduced by any employee of the Seller. The Buyer shall compensate as much as twice of the direct or indirect losses incurred by the Seller by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

Any one may reach the Buyer’s counsel, Mr. Xu Changming at 13851647666, or lawyerxucm@hotmail.com for such issue.

10. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled through consultation by both parties. In case no settlement can be reached through consultation, both parties agree that the dispute shall be submitted to the People’s court of jurisdiction where the Buyer is located. The relevant expenses (including legal cost, travel expenses, notary fees, cost of adducing evidence, arbitration fees and so on) shall be borne by the losing party.

11. Effectiveness and Miscellaneous

11.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation.

11.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding two. Both parties shall send the original copy to the other with 3 working days after execution. The copy delivered through telefax shall be as valid as the original.

13.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

13.4 In case of any discrepancy between the detailed product specifications and the Contract, the Contract shall prevail.

Party A:	Party B:
CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)	Company Name: CEEG (Shanghai) Solar Science and Technology Co., Ltd. (Seal)
Entrust Agent:	Entrust Agent:

Execution Date:	Execution Date:

Contract No.	Execution Date	Products	Term of Payment	Term of Delivery
XS120070202	June 29, 2007	See Table 1 below	The Buyer shall remit the 100% payment to the bank account as designated by the Seller within 3 days after effectiveness of the Contract. (The Seller does not accept other settlement meanings)	The Seller shall deliver all the products within 7 days after receipt of 100% of payment.

XS120070246	July 27, 2007	See Table 2 below	The Buyer shall remit the 50% payment to the bank account as designated by the Seller within 3 days after effectiveness of the Contract, which the remaining balance shall be remitted to the bank account as designated by the Seller before August 25, 2007. (The Seller does not accept other settlement meanings)	The Seller shall deliver all the products within 7 days after receipt of 50% of payment.

XS120070362	November 22, 2007	See Table 3 below	The Buyer shall remit the 100% payment to the bank account as designated by the Seller within 3 days after effectiveness of the Contract.	The Seller shall deliver all the products within 7 days after receipt of 100% of payment.

XS120070364	November 26, 2007	See Table 4 below	The Buyer shall remit the 100% payment to the bank account as designated by the Seller within 3 days after effectiveness of the Contract.	The Seller shall deliver all the products within 7 days after receipt of 100% of payment.

XS120070367	November 30, 2007	See Table 5 below	The Buyer shall remit the 100% payment to the bank account as designated by the Seller within 3 days after effectiveness of the Contract.	The Seller shall deliver all the products within 7 days after receipt of 100% of payment.

XS120070372	December 10, 2007	See Table 6 below	After effectiveness of the Contract, the Buyer shall remit the 100% payment to the bank account as designated by the Seller (The Seller does not accept other settlement meanings) according to Article 4.3.	Delivery by installments is allowed. The Buyer shall remit each installment of payment to the account designated by the Seller in accordance with the actual quantity and amount actually delivered within 3 working days after receipt of Seller’s delivery notice marked with the detailed power list.

XS120070398	December 12, 2007	See Table 7 below	After effectiveness of the Contract, the Buyer shall remit the 100% payment to the bank account as designated by the Seller (The Seller does not accept other settlement meanings) according to Article 4.3.	Delivery by installments is allowed. The Buyer shall remit each installment of payment to the account designated by the Seller in accordance with the actual quantity and amount actually delivered within 3 working days after receipt of Seller’s delivery notice marked with the detailed power list.

Table 1

Product	Specifications and Parameters	Quantity (Pieces)	Watt	Unit Price (RMB)	Total Amount
Monocrytalline 125	15.5%	83300	191923.2	26.6	5105157.12
Monocrytalline 125	15.25%	43950	99634.65	26.6	2650281.69
Monocrytalline 125	15%	69600	155208	26.6	4128532.8
Monocrytalline 125	14.75%	45100	98859.2	26.6	2629654.72
Monocrytalline 125	14.5%	161006	346967.93	26.6	9229346.94
Multicrystalline 156	16.75%	269	1096.175	26.6	29158.255
Multicrystalline 156	16.50%	735	2951.025	26.6	78497.265
Multicrystalline 156	16.25%	3332	13174.728	26.6	350447.76
Multicrystalline 156	16%	6048	23544.864	26.6	626293.38
Multicrystalline 156	15.75%	7139	27527.984	26.6	732244.37
Multicrystalline 156	15.5%	11036	41605.72	26.6	1106712.15
Multicrystalline 156	15.25%	12650	46931.5	26.6	1248377.9
Multicrystalline 156	15%	12299	44903.649	26.6	1194437.06
Multicrystalline 156	14.75%	29750	106832.25	26.6	2841737.85
Multicrystalline 156	14.5%	25767	90931.743	26.6	2418784.36
Multicrystalline 156	14.25%	22336	77483.584	26.6	2061063.33
Multicrystalline 156	14%	23837	81260.333	26.6	2161524.86

Total		558154	1450836.53		38,592,251.8

Total Amount (in word): thirty-eight million five hundred and ninety-two thousand two hundred and fifty-one point eight

Remark: including 17% value-added tax

Table 2

Product	Specifications and Parameters	Quantity	Watt	Unit Price (RMB)	Total Amount
Monocrytalline 125*125 Solar Cell	16.25%	21000 pieces	50673	RMB26/Watt	1317498
Monocrytalline 125*125 Solar Cell	16%	9000 pieces	21393	RMB26/Watt	556218

Total		30000 pieces	72066		1873716

Total Amount (in word) One million Eight thousand seven hundred and seventy three thousand seven hundred and sixteen

Remark: including 17% value-added tax

Table 3

Product	Specifications and Parameters	Quantity	Watt	Unit Price (RMB)	Total Amount
Monocrytalline 125*125	17.75%	15000 pieces	39556.5	28.8	1139227.2
Monocrytalline 125*125	17.50%	20000 pieces	52000	28.8	1497600
Monocrytalline 125*125	17.25%	5000 pieces	12775	28.8	367920

Total		40000 pieces	104331.5		3004747.2

Total Amount (in word) three million four thousand seven hundred and forty seven point two

Remark: including 17% value-added tax

Table 4

Product	Specifications and Parameters	Quantity	Unit	Unit Price (RMB/watt)	Total Amount
Monocrytalline 125*125 Solar Cells	Conversion efficiency: ≥16%	80000 about 193040	piece watt	27.5	around 5308600

Total Amount (in word) five million three hundred and eight thousand six hundred

Remark: including 17% value-added tax

Table 5

Product	Specifications and Parameters	Quantity	Watt	Unit Price (RMB)	Total Amount
Monocrytalline 125*125	15%	26687 pieces	59512.01	26	1547312.26
Monocrytalline 125*125	14.75%	21884 pieces	47969.73	26	1247212.93
Monocrytalline 125*125	14.50%	19904 pieces	42893.12	26	1115221.12

Total		68475 pieces	150374.86		3909746.3

Total Amount (in word) three million nine hundred and nine thousand seven hundred and forty six point three

Remark: including 17% value-added tax

Table 6

Product	Specifications and Parameters	Quantity (MW)	Unit	Unit Price (RMB/watt)	Total Amount
Monocrytalline 125*125	≥16%	0.3	MW	27.5	around 8250000
Monocrytalline 125*125	15.50%-15.75%			27

Total Amount (in word) around eight million two hundred and fifty thousand

Remark: including 17% value-added tax
Table 7

Product	Specifications and Parameters	Quantity (MW)	Unit	Unit Price (RMB/watt)	Total Amount
Monocrytalline 125*125 Solar Cells	Conversion efficiency: ≥16%	0.5	MW	27.5	around 13650000
Monocrytalline 125*125 Solar Cells	Conversion efficiency: 15.50%-15.75%			27

Total Amount (in word) around thirteen million sixty hundred and fifty thousand

Remark: including 17% value-added tax